Exhibit 21.2

SUBSIDIARIES OF YODLEE, INC.

Subsidiary	Jurisdiction
Yodlee Infotech Private Limited	India
Yodlee Canada, Inc.	Canada
Yodlee Group Australia PTY Ltd	Australia